UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

April 24, 2009
Date of report (Date of earliest event reported)

VEMICS, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Nevada	95-4696799
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

000-52765
(Commission File Number)

523 Avalon Gardens Drive, Nanuet, New York 10954
(Address of principal executive offices) (Zip Code)

(845) 371-7380
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to satisfy simultaneously the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01  Entry into a Material Definitive Agreement

On April 24, 2009, Vemics, Inc., a Nevada corporation (the “Company”), issued a secured convertible promissory note (the “Convertible Note”) to Sonoran Pacific Resources, LLP (the “Holder”) representing an aggregate gross investment of $1.2 million made and to be made by the Holder in the Company.  To date, the Company has received $595,000 of the $1.2 million.  The remaining $605,000 will be paid by the Holder to the Company, upon receipt by the Holder of monthly draw requests made by the Company on or before the 2nd of each month, as a supplement to the Company’s cash receipts subject to the reasonable approval of the Holder.

The Convertible Note provides for the repayment of the outstanding principle amount and any and all accrued but unpaid interest thereon to the Holder on or before December 31, 2009 (the “Maturity Date).  The Convertible Note provides for interest at the rate of fifteen (15%) percent per annum payable to the Holder on the last day of each month and on the Maturity Date.  Under certain circumstances, upon 30-days’ advance notice to the Holder, the Company can prepay all or any portion of the Convertible Note at any time.  Any prepayment of the Convertible Note requires the payment of a redemption fee equal to 50% of the amount prepaid, which fee is payable to the Holder by the Company upon repayment. The Convertible Note also contains certain affirmative and negative covenants relating to the Company’s operations.

The Holder at its option may elect to convert all or any portion of the Convertible Note into shares of the Company's preferred stock (“Preferred Stock”) at the rate of $67,500 per share of Preferred Stock.  Each share of Preferred Stock issued shall be immediately automatically converted into shares of the Company’s common stock (“Common Stock”) or at such time determined by the Holder, equal to 1% of the equity ownership in the Company.  For this purpose, equity ownership includes all issued Common Stock including all shares of Common Stock to be issued to the Holder upon conversion of the portion of the Convertible Note to be converted, and all outstanding warrants and options that have exercise prices up to double the average trading day price for the previous 20 days prior to conversion into Common Stock.

In connection with the borrowing, the Company issued to the Holder (a) 4,000,000 shares of Common Stock as a closing fee and (b) warrants (the “Original 480,000 Warrants”) to purchase up to an aggregate of 480,000 shares of Common Stock.  The exercise price of each Original 480,000 Warrant is $0.05 per share, subject to adjustment.  The Original 480,000 Warrants have a 5-year term.  In addition, if the Convertible Note is fully drawn and runs to the Maturity Date, the Company will issue to the Holder warrants (the “4,000,000 Warrants”) to purchase up to an aggregate of 4,000,000 shares of Common Stock.  The exercise price of each 4,000,000 Warrants is $0.05 per share, subject to adjustment.  The 4,000,000 Warrants have a 5-year term.

If the Company is able to repay the outstanding balance of the Convertible Note plus accrued interest and the 50% redemption fee on or prior to May 31, 2009, then (a) the Company shall issue to the Holder warrants (the “2,500,00 Warrants”) to purchase up to an aggregate of 2,500,000 shares of Common Stock, which 2,500,000 Warrants shall supersede the 4,000,000 Warrants and (b) the Company shall be granted a credit in the amount of $75,000 against the outstanding balance of the Convertible Note.  The exercise price of each 2,500,000 Warrant shall be $0.05 per share, subject to adjustment.  The 2,500,000 Warrants shall have a 5 year term.

The Company issued and sold the Convertible Note and the Original 480,000 Warrants and 4,000,000 Warrants, and, if the Company is able to repay the outstanding balance of the Convertible Note, plus accrued interest and the 50% redemption fee on or prior to May 31, 2009, will issue and sell the 2,500,000 Warrants, in a private placement transaction made in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D thereunder.

The foregoing descriptions of the Convertible Note and the Original 480,000 Warrants, the 4,000,000 Warrants and the 2,500,000 Warrants (collectively, the “Warrants”) do not purport to be complete and are qualified in their entirety by reference to the full texts of the Convertible Note and the form of Warrant filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion under Item 1.01 above, which discussion is incorporated by reference herein.

Item 3.02 Unregistered Sale of Equity Securities

See discussion under Item 1.01 above, which discussion is incorporated by reference herein.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2009, pursuant to the Vemics, Inc. 2007 Equity Compensation Plan as Amended, the Company issued 12,450,000 shares of Common Stock to employees, previous employees and directors of the Company for services rendered.   Of the shares issued, 8,550,000 shares were issued to executive officers and directors of the Company, as follows:

Name	Position	Number of Shares
Fred Zolla	CEO & Chairman	3,500,000
Tom Dorsett	President – Healthcare Solutions	2,000,000
Brian Howell	Chief Technology Officer	1,500,000
Craig Stout,	COO & Interim CFO	1,250,000
Larry Sheman	Director	150,000
Brian Groh	Director	150,000

Item 8.01	Other Material Events

On April 24 the Company issued 5.6 million shares of Common Stock to F. Chandler Coddington, a director of the Company, in consideration for (a) lines of credit guaranteed by Mr. Coddington in the aggregate amount of $683,000 which have been fully drawn upon by the Company and (b) direct short term loans made by Mr. Coddington to the Company in the aggregate amount of $462,000.

On April 24, 2009 the Company issued 300,000 shares of Common Stock to Dr. Larry Shemen, a director of the Company, for consulting services performed on the Company’s behalf outside of the duties of Dr. Shemen in his role as a director of the Company.

Item 9.01	Financial Statements and Exhibits

10.1	Convertible Promissory Note
10.2	Form of Warrant
10.3	Vemics Inc 2007 Compensation Plan as Amended

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vemics, Inc.

Date: May 1, 2009	By:	/s/ Craig Stout
Name: Craig Stout
Title: Chief Operating Officer